Exhibit 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:37 AM 05/20/2011
FILED 09:37 AM 05/20/2011
SRV 110582069 - 3705942 FILE

TETRALOGIC PHARMACEUTICALS CORPORATION

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

(Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware)

TetraLogic Pharmaceuticals Corporation, a corporation organized and existing under and by virtue of the Delaware General Corporation Law, hereby certifies as follows:

The name of this corporation is TetraLogic Pharmaceuticals Corporation.

The name under which this corporation was originally incorporated is Apop Corp. The date of the filing of the original certificate of incorporation of this corporation with the Secretary of State of the State of Delaware was September 23, 2003. On March 12, 2004, this corporation filed an amended and restated certificate of incorporation, changing its name to Apop Corporation. On June 15, 2004, this corporation filed a certificate of amendment, changing its name to Gentara Corporation. On January 20, 2006, the corporation filed a certificate of amendment changing its name to TetraLogic Pharmaceuticals Corporation. On June 8, 2006, the corporation filed the Second Amended and Restated Certificate of Incorporation, establishing an additional series of preferred stock. The Second Amended and Restated Certificate of Incorporation was further amended on each of January 22, 2009, November 25, 2009 and March 11, 2010. On July 26, 2010, the corporation filed the Third Amended and Restated Certificate of Incorporation, establishing an additional series of preferred stock. The Third Amended and Restated Certificate of Incorporation was further amended on September 27, 2010.

This Fourth Amended and Restated Certificate of Incorporation, in the form of Exhibit A attached hereto, has been duly adopted in accordance with the provisions of Sections 242, 245 and 228 of the General Corporation Law of the State of Delaware (“Delaware Corporate Law”).

The text of the Certificate of Incorporation is hereby amended and restated to read in its entirety as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, this Fourth Amended and Restated Certificate of Incorporation has been signed this 20th day of May, 2011.

TetraLogic Pharmaceuticals Corporation

By:	/s/ John Gill
John Gill
Chief Executive Officer

EXHIBIT A

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TETRALOGIC PHARMACEUTICALS CORPORATION

FIRST

The name of this corporation is TetraLogic Pharmaceuticals Corporation (the “Corporation”).

SECOND

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD

The purpose of this corporation is to engage in the lawful act or activity for which a corporation may be organized under Delaware Corporate Law.

FOURTH

A.                                    Authorized Capital. The total number of shares of stock that the Corporation shall have authority to issue is 352,656,061 consisting of 198,982,339 shares of Common Stock, $0.0001 par value per share (the “Common Stock”), and 153,673,722 shares of Preferred Stock, $0.0001 par value per share (the “Preferred Stock”). The Preferred Stock may be issued in one or more series. The first series shall consist of 8,000,000 shares and is designated the Series A Convertible Preferred Stock (the “Series A Preferred”); the second series shall consist of 33,703,699 shares and is designated the Series B Convertible Preferred Stock (the “Series B Preferred,” and together with the Series A Preferred, the “Junior Preferred”); the third series shall consist of 98,693,337 shares and is designated the Series C Convertible Preferred Stock (the “Series C Preferred”); and the fourth series shall consist of 13,276,686 shares and is designated the Series C-1 Convertible Preferred Stock (the “Series C-1 Preferred”).

B.                                    The terms and provisions of the Preferred Stock are as set forth in this Section B. Except as otherwise expressly provided in this Section B, the Series C Preferred and the Series C-1 Preferred shall be treated in the same manner and will have the same rights, preferences, limitations and restrictions as though the Series C Preferred and the Series C-1 Preferred were the same series of Preferred Stock.

1.                                      Dividends.

(a)                                 Treatment of Series C- 1 Preferred and Series C Preferred. From and after the date of the issuance of any shares of Series C-1 Preferred or Series C Preferred, as the case may be, dividends at the rate of 8% per annum shall accrue on the Original Issue Price (as defined in Section B.3(a)) of the Series C-1 Preferred (the “Series C-1 Accruing Dividends”) or Series C Preferred (the “Series C Accruing Dividends” and, together with the Series C-1 Accruing Dividends, the “Series C-1 and Series C Accruing Dividends”), as the case may be, of such shares. The Series C-1 and Series C Accruing Dividends shall be made on a pari passu basis (ratably in proportion to the respective amounts of the Series C Accruing Dividends and Series C-1 Accruing Dividends to which such holders are entitled) and among the holders of Series C-1 Preferred and Series C Preferred , and before any payment shall be made, if any, prior and in preference to the payment of any dividends to the holders of Series A Preferred, Series B Preferred and the Common Stock. Series C-1 and Series C Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative; provided, however, that except as otherwise expressly set forth in this Section B.1(a), such Series C-1 and Series C Accruing Dividends shall be payable only when, as and if declared by the Board of Directors and/ or only upon the occurrence of a Liquidation. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Series C-1 Preferred and Series C Preferred then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series C-1 Preferred and Series C Preferred, as applicable, in an amount at least equal to the greater of (i) the amount of the aggregate Series C-1 Accruing Dividends or Series C Accruing Dividends, as applicable, then accrued on such share of Series C-1 Preferred or Series C Preferred, as applicable, and not previously paid and (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series C-1 Preferred Stock or Series C Preferred Stock, as applicable, as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series C-1 Preferred Stock or Series C Preferred Stock, as applicable, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series C-1 Preferred or Series C Preferred determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate and proportionate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) and (2) multiplying such fraction by an amount equal to the Series C-1 Original Issue Price or Series C Original Issue Price (each such term as defined below), as applicable; provided that, if the

Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series C-1 Preferred and/or Series C Preferred, as applicable, pursuant to this Section B.1(a) shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest dividend being paid to the holders of the Series C-1 Preferred or Series C Preferred, as applicable.

(b)                                 Treatment of Series A Preferred and Series B Preferred.  After payment in full of any dividends to the holders of Series C-1 Preferred and Series C Preferred as provided by Section B.1(a) above, the outstanding shares of Series A Preferred and the Series B Preferred shall be entitled to receive dividends of $0.08 and $0.036 per share, respectively (subject to appropriate and proportionate adjustments for stock dividends, stock splits and other subdivisions and combinations of, and recapitalizations and like occurrences with respect to, the Series A Preferred and Series B Preferred, as applicable) per annum, out of any assets at the time legally available therefore, when, as and if declared by the Board of Directors, prior and in preference to the Common Stock. No dividends other than those payable solely in Common Stock shall be paid on any Common Stock unless and until (i) the aforementioned dividends are paid on each outstanding share of Junior Preferred, and (ii) a dividend is paid with respect to all outstanding shares Junior Preferred in an amount equal to the aggregate amount of dividends which would be payable to a holder of Junior Preferred if, immediately prior to such dividend payment on Common Stock, such share of Junior Preferred had been converted into Common Stock. The Board of Directors is under no obligation to declare dividends, no rights shall accrue to the holders of Junior Preferred if dividends are not declared, and any dividends declared on the Junior Preferred shall be noncumulative. The Corporation shall make no Distribution (as defined below) to the holders of shares of Common Stock except in accordance with Section B.1(a) or this Section B.1(b). Except as set forth in Section B.1(a) or this Section B.1(b), no dividend shall be declared or paid with respect to the Preferred Stock.

(c)                                  Distribution.  “Distribution” shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise, other than dividends on Common Stock payable in Common Stock, or the purchase or redemption of shares of the Corporation for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, or (ii) repurchases of Common Stock pursuant to rights of first refusal contained in agreements providing for such right.

2.                                      Liquidation Rights.

(a)                                 Liquidation Preference.  In the event of any Liquidation (as defined below), either voluntary or involuntary, before any distribution or payment shall be made to the holders of any Series B Preferred, Series A Preferred or Common Stock, each holder of Series C-1 Preferred and each holder of Series C Preferred shall be entitled to receive, on a pari passu basis among each other, out of the assets of the Corporation legally available for distribution (or the consideration received in such transaction), on account of each then-outstanding share of Series C-1 Preferred and Series C Preferred held by them, the Liquidation Preference (as defined below) specified for such share of Series C-1 Preferred or Series C

Preferred, as applicable. After the payment of the full Liquidation Preference of the Series C-1 Preferred and Series C Preferred as set forth in the preceding sentence of this Section B.2(a), and before any distribution or payment shall be made to the holders of any Common Stock, the holders of Series A Preferred and Series B Preferred shall be entitled to receive, on a pari passu basis among each other, out of the assets of the Corporation legally available for distribution, on account of each then-outstanding share of Series A Preferred and Series B Preferred held by them, the Liquidation Preference specified for such share of Series A Preferred and Series B Preferred, as applicable. “Liquidation Preference” shall mean (i) with respect to a share of Series A Preferred, $1.00 per share (subject to appropriate and proportionate adjustments for stock dividends, stock splits and other subdivisions and combinations of, and recapitalizations and like occurrences with respect to, the Series A Preferred) plus declared but unpaid dividends on such share pursuant to Section B.1(b) hereof; (ii) with respect to a share of Series B Preferred, $0.45 per share (subject to appropriate and proportionate adjustments for stock dividends, stock splits and other subdivisions and combinations of, and recapitalizations and like occurrences with respect to, the Series B Preferred) plus declared but unpaid dividends on such share pursuant to Section B.1(b) hereof; (iii) with respect to a share of Series C Preferred, $0.3766 per share (subject to appropriate and proportionate adjustments for stock dividends, stock splits and other subdivisions and combinations of, and recapitalizations and like occurrences with respect to, the Series C Preferred) plus any Series C Accruing Dividends accrued but unpaid thereon, whether, or not declared, together with any other dividends declared but unpaid on such share pursuant to Section B.1(a) hereof; and (iv) with respect to a share of Series C-1 Preferred, $0.4519 per share (subject to appropriate and proportionate adjustments for stock dividends, stock splits and other subdivisions and combinations of, and recapitalizations and like occurrences with respect to, the Series C-1 Preferred) plus any Series C-1 Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid on such share pursuant to Section B.1(a) hereof. If, upon the Liquidation, the assets of the Corporation (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of the Series C-1 Preferred and Series C Preferred of the full Liquidation Preference of the Series C-1 Preferred and Series C Preferred, then such assets (or consideration) shall be distributed among the holders of Series C-1 Preferred and Series C Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled. If, upon the Liquidation, the remaining assets of the Corporation (or the consideration received in such transaction), after the payment of the full Liquidation Preference of the Series C-1 Preferred and Series C Preferred as set forth in this Section B.2(a), shall be insufficient to make payment in full to all holders of Series A Preferred and the Series B Preferred of the Liquidation Preference of the Series A Preferred and Series B Preferred, then such assets (or consideration) shall be distributed among the holders of Series A Preferred and the Series B Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(b)                                 Remaining Assets.  After the payment to the holders of the then outstanding Preferred Stock of the full preferential amounts specified in Section B.2(a) above, no further payments shall be made to the holders of Preferred Stock by reason thereof, and any remaining assets of the Corporation shall be distributed with equal priority and pro rata among the holders of the then outstanding Preferred Stock and holders of the then outstanding Common Stock in proportion to the number of shares of Common Stock then held by such holders, treating in such circumstances each then outstanding share of Preferred Stock as if it had been converted into Common Stock at the then-applicable Conversion Rate (as hereinafter defined).

(c)                                       Liquidation. Each of the following events shall be considered a “Liquidation” unless the holders of at least 66-2/3% of the outstanding shares of Preferred Stock, voting together as a single class, elect otherwise by written notice sent to the Corporation at least ten (10) days prior to the effective date of any such event: (i) the liquidation, dissolution or winding up of the Corporation; (ii) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock by the Corporation for capital raising purposes), other than by means of a transaction or series of transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity or the entity whose securities are issued pursuant to such transaction or series of related transactions), at least 50% of the total voting power represented by the voting securities of the Corporation or such surviving entity or such issuing entity outstanding immediately after such transaction or series of transactions; (iii) a sale or other conveyance of all or substantially all of the assets of the Corporation, by means of a transaction or series of transactions; or (iv) an exclusive license of all or substantially all of the assets of the Corporation.

(d)                                      Allocation of Escrow. In the event of a Liquidation pursuant to Section B.2(c), if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the agreement or plan of merger or consolidation for such transaction shall provide that (i) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections B.2(a) and B.2(b) as if the Initial Consideration were the only consideration payable in connection with such Liquidation and (ii) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Section B.2(a) and Section B.2(b) after taking into account the previous payment of the Initial Consideration as part of the same transaction.

(e)                                       Determination of Value if Proceeds Other than Cash. In any Liquidation, if the proceeds received by the Corporation or its stockholders are other than cash or evidences of indebtedness (for which evidences of indebtedness the value thereof shall be deemed to be the principal amount thereof), its value will be deemed its fair market value as determined as follows:

(i)                               Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

(A)                               If traded on a securities exchange or through the NASDAQ Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 20 trading-day period ending three trading days prior to the closing of the Liquidation;

(B)                          If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 20 trading-day period ending three trading days prior to the closing of the Liquidation; and

(C)                          If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

(ii)                                The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an Affiliate, as such term is defined in Regulation D promulgated under Securities Act of 1933, as amended (the “Securities Act”), or former Affiliate) shall be to make an appropriate discount from the market value determined as above in (i) (A), (B) or (C) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

(iii)                            Any proceeds other than cash, evidences of indebtedness and securities shall have the fair market value of such proceeds as determined in good faith by the Board of Directors of the Corporation.

(iv)                             The foregoing methods of valuing non-cash consideration to be received by the Corporation or its stockholders in connection with a Liquidation shall, upon approval (as may be required by law and/or by this Certificate of Incorporation) by the stockholders of the definitive agreements governing such Liquidation, be superseded by any determination of such value set forth in the definitive documentation governing such Liquidation.

3.                                      Conversion. The Preferred Stock shall have conversion rights as follows:

(a)                                 Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time, at the office of the Corporation or any transfer agent for the Preferred Stock. Each share of Preferred Stock shall be convertible into that number of fully-paid and nonassessable shares of Common Stock determined by dividing the Original Issue Price for the relevant series of Preferred Stock by the Conversion Price for such series. The number of shares of Common Stock into which each share of Preferred Stock of a series may be converted is hereinafter referred to as the “Conversion Rate” for each such series. Upon any decrease or increase in the Conversion Price for any series of Preferred Stock, as described in this Section B.3(a), the Conversion Rate for such series shall be appropriately increased or decreased. The “Original Issue Price” shall mean $1.00 per share for the Series A Preferred, $0.45 for the Series B Preferred, $0.3766 for the Series C Preferred and $0.4519 for the Series C-1 Preferred, each as subject to appropriate and proportionate adjustments for stock dividends, stock splits and other subdivisions and combinations of, and recapitalizations and like occurrences with respect to, the Series A Preferred, Series B Preferred, Series C Preferred and Series C-l Preferred, as applicable. The “Conversion Price” shall initially be $0.45 for the Series A Preferred, $0.45 for the Series B Preferred, $0.3766 for the Series C Preferred and $0.4519 for the Series C-l Preferred, and each shall be subject to adjustment as provided herein.

(b)                                 Automatic Conversion. Each outstanding share of Preferred Stock shall automatically be converted into shares of Common Stock at the then applicable Conversion Price for such share immediately upon (i) the affirmative vote or written consent of the holders of at least (A) sixty-six and two-thirds percent (66-2/3%) of the then outstanding shares of Preferred Stock, voting together as a single class, and (B) sixty percent (60%) of the then outstanding shares of Series C-1 Preferred and Series C Preferred, voting together as a single class, or (ii) the consummation of a firmly underwritten public offering pursuant to an effective registration statement on Form S-1 (or any successor form) under the Securities Act, at a per share price to the public of at least three times the Original Issue Price for the Series C-1 Preferred (subject to appropriate and proportionate adjustments for stock dividends, stock splits and other subdivisions and combinations of, and recapitalizations and like occurrences with respect to, the Common Stock) and with gross proceeds to the Corporation of at least $50,000,000. In any case where a particular series of Preferred Stock is to be converted (and expressly excluding the case where all Preferred Stock is to be converted in accordance with the immediately preceding sentence) then, and only then, shall the following thresholds apply: (x) each outstanding share of Series A Preferred shall automatically be converted into shares of Common Stock at the then-effective Conversion Price for such share immediately upon the affirmative vote or written consent of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the then-outstanding Series A Preferred, (y) each outstanding share of Series B Preferred shall automatically be converted into shares of Common Stock at the then effective Conversion Price for such share immediately upon the affirmative vote or written consent of the holders of at least seventy percent (70%) of the then-outstanding Series B Preferred, and (z) each outstanding share of Series C Preferred and Series C-1 Preferred shall automatically be converted into shares of Common Stock at the then effective Conversion Price applicable to such share immediately upon the affirmative vote or written consent of the holders of at least fifty three percent (53%) of the then-outstanding Series C Preferred and Series C-1 Preferred (voting together as a single class).

(c)                                  [Intentionally Omitted].

(d)                                 Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay the fair market value cash equivalent of such fractional share as determined in good faith by the Board of Directors. For such purpose, all shares of Preferred Stock held by such holders shall be aggregated together, and any resulting fractional share of Common Stock shall be paid in cash. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificate(s) therefor, it shall surrender the Preferred Stock certificate or certificates, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert such shares; provided, however, that in the event of an automatic conversion pursuant to Section B.3(b) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

The Corporation shall, as soon as practicable after delivery of the Preferred Stock certificate(s), issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he, she or it shall be entitled and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Any Series C-1 Accruing Dividends or Series C Accruing Dividends, as applicable, and any other declared but unpaid dividends on the converted Preferred Stock, if any, pursuant to Section B.1(a) or Section B.1(b) hereof shall be forfeited upon any conversion pursuant to this Section B.3. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of the sale of such securities.

(e)                                  Adjustments for Subdivisions or Combinations of Common. If the outstanding shares of Common Stock shall be increased by a stock dividend payable on the outstanding shares of Common Stock in shares of Common Stock or by a subdivision (by stock split, reclassification or otherwise), into a greater number of shares of Common Stock, the Conversion Price in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. If the outstanding shares of Common Stock shall be combined (by reverse stock-split, reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(f)                                   Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), concurrently with the effectiveness of such reorganization or reclassification, the Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders of such Preferred Stock would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that a holder of the number of shares of Common Stock deliverable

(immediately before such changes) upon conversion of such Preferred Stock would have been entitled to receive as a result of such change.

(g)                                 Adjustments for Reorganization, Merger, Consolidation or Sale of Assets. If the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by a capital reorganization, merger or consolidation of this Corporation with or into another entity, or the sale of all or substantially all of this Corporation’s properties and assets to any other person or entity (other than as provided for elsewhere in this Section B.3 or a transaction subject to Section B.2 above) then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of Preferred Stock shall thereafter be entitled to receive upon conversion of the then outstanding Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor entity resulting from such merger or consolidation or sale, to which a holder of a number shares of Common Stock deliverable (immediately before such reorganization, merger or sale) upon conversion of such Preferred Stock would have been entitled to receive as a result of such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section B.3 with respect to the rights of the holders of the then outstanding Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this Section B.3 (including adjustments of the applicable Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(h)                                 Adjustments for Dilutive Issuances.

(i)                                    In the event the Corporation shall at any time after the date hereof, issue or sell any shares of Common Stock (as actually issued or, pursuant to paragraph (v) below, deemed to be issued (“Additional Shares of Common Stock”)), without consideration or for a consideration per share less than (x) in the case of the Series A Preferred, the Series B Preferred and the Series C Preferred, the Conversion Price for the Series C Preferred in effect immediately prior to such issue, and (y) except in the event of a Triggering Financing prior to the prior to the Series C-1 Special Anti-dilution Adjustment Termination Time (as defined below), in the case of the Series C-1 Preferred, the Conversion Price for the Series C-1 Preferred in effect immediately prior to such issue, then the Conversion Price for each series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1* (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(A)                               “CP2” shall mean the applicable Conversion Price for each series of Preferred Stock in effect immediately after such issue of Additional Shares of Common Stock;

(B)                          “CP1” shall mean the applicable Conversion Price for each series of Preferred Stock in effect immediately prior to such issue of Additional Shares of Common Stock;

(C)                          “A” shall mean the sum of (x) number of shares of Common Stock issued and outstanding immediately prior to such issue of Additional Shares of Common Stock, plus (y) the number of shares of Common Stock issuable upon conversion of all shares of Preferred Stock issued and outstanding immediately prior to such issue of Additional Shares of Common Stock;

(D)                          “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to the applicable Conversion Price for the Series C Preferred in effect immediately prior to such issue of Additional Shares of Common Stock (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by the applicable Conversion Price for the Series C Preferred in effect immediately prior to such issue of Additional Shares of Common Stock); and

(E)                          “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

(ii)                                          The Conversion Price for the Series C-1 Preferred shall be subject to adjustment in the event of a Triggering Financing in accordance with this paragraph (ii) in lieu of the adjustment provided for in paragraph (i) above until the Series C-1 Special Anti-dilution Adjustment Termination Time (as defined below).

(A)                          In the event the Corporation shall at any time after the date hereof and prior to the Series C-1 Special Anti-dilution Adjustment Termination Time, issue or sell any Additional Shares of Common Stock in a Triggering Financing (as defined below) without consideration or for a consideration per share less than the Conversion Price for the Series C-1 Preferred in effect immediately prior to such issue, then the Conversion Price of the Series C-1 Preferred shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) equal to the greater of (x) the per share price at which such Additional Shares of Common Stock were issued and (y) the Conversion Price for the Series C Preferred in effect immediately prior to such issue and, if the consideration per share at which such Additional Shares of Common Stock were so issued is less than the Conversion Price for the Series C Preferred Stock in effect immediately prior to such issue, the Conversion Price for the Series C-1 Preferred shall be subject to further reduction, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the formula set forth in paragraph (i) above (utilizing for such determination as the Conversion Price for the Series C-1 Preferred in the variable “CP1” of such formula the Conversion Price for the Series C Preferred Stock in effect immediately prior to such issue).

(B)                          As used in this paragraph (ii), (x) a “Triggering Financing” means any equity financing or series of related equity financings of the Corporation, or any financing or series of related financings of the Corporation involving the sale and issuance of any securities which are directly or indirectly convertible into, or exercisable or exchangeable for, equity of the Corporation, that results in aggregate proceeds to the Corporation of less than $30 million, and (y) the “Series C-1 Special Anti-dilution Adjustment Termination Time” shall mean the earlier of (I) the time that the Corporation has raised an aggregate of $30 million through issuances or sales of the Corporation’s equity or any securities which are directly or indirectly convertible into, or exercisable or exchangeable for, equity of the Corporation (not including and in addition to any amounts raised prior to May 20, 2011 or pursuant to that certain Series C-1 Purchase Agreement as in effect on May 20, 2011 (the “Series C-1 Purchase Agreement”)) and (II) the time that the Conversion Price for the Series C-I Preferred has been reduced to an amount equal to the Conversion Price of the Series C Preferred pursuant to the provisions of subparagraph (A) above.

(iii)                             If such issuance, sale or deemed issuance was without consideration, then the Corporation shall be deemed to have received an aggregate of $0.001 of consideration for each share of Common Stock issued or deemed to be issued.

(iv)                              For the purposes of paragraph (i), (ii) and (iii) above, none of the following issuances shall be considered the issuance or sale of Additional Shares of Common Stock (the “Excluded Securities”):

(A)                          The issuance of up to 30,915,057 shares (subject to appropriate and proportionate adjustment for stock dividends, stock splits and other subdivisions and combinations of, and recapitalizations and like occurrences with respect to, the Common Stock, the “Maximum Number”) of, or options to purchase shares of, Common Stock to employees, consultants, officers or directors pursuant to any arrangement approved by the Board of Directors (and the Common Stock issued upon the exercise of such options), which includes options to purchase an aggregate of 8,101,692 shares of Common Stock that have been granted as of the Closing, as defined in the Series C-1 Purchase Agreement; provided, that any options to purchase Common Stock that expires or terminates unexercised and any shares of Common Stock which are forfeited or repurchased by the Corporation shall not count towards the Maximum Number.

(B)                          The issuance of shares of Common Stock or securities which are directly or indirectly convertible into, or exercisable or exchangeable for, Common Stock (collectively, “Convertible Securities”) (and the Common Stock issued upon conversion and/or exercise thereof) to lenders, financial institutions or equipment lessors in connection with equipment financing arrangements approved by the Board of Directors, including the consent of at least one Series C Director, as defined in Section B.4(c) below, or at least a majority of the Preferred Directors if at the time such matter is presented to the Board of Directors, there are no Series C Directors;

(C)                          The issuance of shares as a stock dividend payable in shares of Common Stock, or capital stock of any class issuable upon any subdivision, combinations, split-up or reverse split up of all of the outstanding shares of such class of capital stock;

(D)                          The issuance of Common Stock or Convertible Securities pursuant to the acquisition of another entity by the Corporation by merger, purchase of substantially all of the assets or shares, reorganization or otherwise whereby the Corporation or its stockholders own not less than a majority of the voting power of the surviving or successor entity, in each case as approved by the Board of Directors, including the consent of at least one Series C Director, as defined in Section B.4(c) below, or at least a majority of the Preferred Directors if at the time such matter is presented to the Board of Directors, there are no Series C Directors;

(E)                          Common Stock and Convertible Securities or any rights to subscribe for, or any rights or options to purchase, Common Stock and Convertible Securities issued or issuable to third parties in connection with strategic partnerships or alliances, joint ventures or other licensing transactions (including, without limitation, licensing transactions entered into with parties that have granted to the Corporation rights and options to negotiate licensing transactions), in each case, as approved by the Board of Directors, including the consent of at least one Series C Director, as defined in Section B.4(c) below, or at least a majority of the Preferred Directors if at the time such matter is presented to the Board of Directors, there are no Series C Directors; and

(F)                           The shares of Common Stock issued upon conversion of shares of Preferred Stock or the conversion, exercise or exchange of all other Convertible Securities outstanding as of the Closing, as defined in the Series C-1 Purchase Agreement.

(v)                                  For the purposes of paragraph (i) and (ii) above, the following subparagraphs (A) to (C), inclusive, shall also be applicable:

(A)                          In case at any time the Corporation shall grant any rights to subscribe for, or any rights or options to purchase, Convertible Securities, whether or not such rights or options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such rights or options or upon conversion or exchange of such Convertible Securities (determined by dividing (x) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such rights or options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of such rights or options, plus, in the case of any such rights or options which relate to such Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the exercise of such rights or options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such rights or options) shall be less than the applicable Conversion Price which triggers an adjustment pursuant to this Section B.3(h) (the “Applicable Triggering Conversion Price”) in effect immediately prior to the time of the granting of such rights or options, then the total maximum number of shares of Common Stock issuable upon the exercise of such rights or options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such rights or options shall (as of the date of granting of such rights or options) be deemed to be outstanding and to have been issued for such price per share.

(B)                          In case at any time the Corporation shall issue or sell any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (x) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Applicable Triggering Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall (as of the date of the issue or sale of such Convertible Securities) be deemed to be outstanding and to have been issued for such price per share, provided that if any such issue or sale of such Convertible Securities is made upon exercise of any rights to subscribe for or to purchase or any option to purchase any such Convertible Securities for which adjustments of the conversion price have been or are to be made pursuant to other provisions of this paragraph (v), no further adjustment of the conversion price shall be made by reason of such issue or sale.

(C)                          In case at any time any shares of Common Stock or Convertible Securities or any rights to subscribe for, or any options or rights to purchase, any such Common Stock or Convertible Securities shall be issued or sold in whole or in part for cash, the cash consideration received therefor shall be deemed to be the amount received by the Corporation therefore before deducting therefrom discounts, commissions or other expenses allowed, paid or incurred by the Corporation for underwriting or otherwise in connection with the issuance or sale thereof. In case any shares of Common Stock or Convertible Securities or any rights to subscribe for, or any rights or options to purchase, any such Common Stock or Convertible Securities shall be issued or sold in whole or in part for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors.  In case any shares of Common Stock or Convertible Securities or any rights to subscribe for, or any rights or options to purchase, any such Common Stock or Convertible Securities shall be issued in connection with any acquisition by the Corporation of another entity, the amount of consideration therefor shall be deemed to be the purchase price paid by the Corporation (exclusive of any liabilities of such entity paid or assumed) for such acquired entity as determined by the definitive agreement governing such acquisition which was approved in good faith by the Board of Directors after deducting therefrom all cash and other consideration (if any) paid by the Corporation in connection with such acquisition.

(vi)                              In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon the conversion, exercise or exchange of any Convertible Securities or upon exercise of any rights to subscribe for, or any options or rights to purchase, any Convertible Securities, the issuance of which resulted in an adjustment to the Conversion Price pursuant to this Section B.3(h) (other than a change resulting from the antidilution or similar provisions thereof), then the Conversion Price shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion, exercise or exchange of such Convertible Securities.

Notwithstanding the foregoing, no adjustment pursuant to this clause (vi) shall have the effect of increasing the Conversion Price to an amount which exceeds the Conversion Price in effect immediately before the original adjustment made as a result of the issuance of such Convertible Securities or such rights to subscribe for, or options or rights to purchase, such Convertible Securities.

(vii)                          Upon the expiration or termination of any unexercised, unconverted or unexchanged Convertible Securities or any unexercised rights to subscribe for, or options or rights to purchase, any Convertible Securities, or any portion of any of the foregoing, which resulted (either upon its original issuance or a revision of its terms) in an adjustment to the Conversion Price pursuant to this Section B.3, the Conversion Price shall be recomputed to such Conversion price as would have been obtained has such Convertible Security or option or right, or any portion thereof, never been issued.

(viii)                      No Impairment.   The Corporation will not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action taken, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Section B.3 by the Corporation, but will at all times in good faith assist in carrying out of all the provision of this Section B.3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

(i)                                   Certificate of Adjustments.   Upon the occurrence of each adjustment of the Conversion Price pursuant to this Section B.3, the Corporation at its expense shall promptly compute such adjustment and furnish to each holder of Preferred Stock a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish to such holder a like certificate setting forth (i) any and all adjustments made to the Preferred Stock since the Effective Date, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

(j)                                   Notices of Record Date.   In the event that the Corporation shall propose at any time (i) to declare any dividend; (ii) to effect any reclassification or recapitalization; or (iii) to effect a Liquidation; then, in connection with each such event, the Corporation shall send to the holders of the Preferred Stock at least 20 days’ prior written notice of the date on which a record shall be taken for such dividend, reclassification or recapitalization (and specifying the date on which the holders of stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in clause (iii) above. The requirement to provide such written notice may be modified or waived by the affirmative vote or written consent of the holders of at least sixty percent (60%) of the then-outstanding Series C Preferred and Series C-1 Preferred (voting together as a single class) at the time such notice would, but for such modification or waiver, have otherwise been required to be provided.

(k)                                Reservation of Stock Issuable upon Conversion.   The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the

Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(1)                                 Special Mandatory Conversion Upon Qualified Financing.

(i)                                    Trigger Event. In the event that any holder of shares of Series C-1 Preferred or Series C Preferred does not participate in a Qualified Financing (as defined below) by purchasing in the aggregate, in such Qualified Financing and within the time period specified by the Corporation (provided that the Corporation has sent to each holder of Series C-1 Preferred and Series C Preferred at least 10 days written notice of, and the opportunity to purchase its Pro Rata Amount (as defined below) of, the Qualified Financing), such holder’s Pro Rata Amount, then each share of Preferred Stock held by such holder shall automatically, and without any further action on the part of such holder, be converted into shares of Common Stock at the applicable Conversion Price in effect immediately prior to the consummation of such Qualified Financing, effective upon, subject to, and concurrently with, the consummation of the Qualified Financing and such holders shall lose all rights associated with such Preferred Stock. For purposes of determining the number of shares of Series C-1 Preferred and Series C Preferred owned by a holder, and for determining the number of Offered Securities (as defined below) a holder of Series C-1 Preferred or Series C Preferred has purchased in a Qualified Financing, all shares of Series C-1 Preferred and Series C Preferred held by Affiliates (as defined below) of such holder shall be aggregated with such holder’s shares and all Offered Securities purchased by Affiliates of such holder shall be aggregated with the Offered Securities purchased by such holder (provided that no shares or securities shall be attributed to more than one entity or person within any such group of affiliated entities or persons). Such conversion is referred to as a “Special Mandatory Conversion.”

(ii)                                Procedural Requirements. Upon a Special Mandatory Conversion, each holder of shares of Series C-1 Preferred or Series C Preferred whose shares of Preferred Stock are to be converted pursuant to Section B.3(1)(i) shall be sent written notice of such Special Mandatory Conversion and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section B.3(1). Upon receipt of such notice, each such holder of such shares of Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Stock converted pursuant to Section B.3(1)(i), including the rights, if any, to receive notices, vote and any right to nominate or designate a director of the Company pursuant to the provisions herein and pursuant to Section 2 of that certain Second Amended and Restated Voting Agreement among the Company and certain individuals named therein (other than as a holder of Common Stock), will terminate at the time of the Special Mandatory Conversion (notwithstanding the failure of the holder or holders thereof to surrender the certificates for such shares at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor (or lost certificate affidavit and agreement), to receive the items provided for in the next sentence of this Section B.3(l)(ii). As soon as practicable after the Special Mandatory Conversion and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock so converted, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Section B.3(d) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

(iii)                            Definitions.   For purposes of this Section B.3(1), the following definitions shall apply:

(A)                          “Affiliate” shall mean, with respect to any holder of shares of Series C-1 Preferred or Series C Preferred, any person, entity or firm which, directly or indirectly, controls, is controlled by or is under common control with such holder, including, without limitation, any entity of which the holder is a partner or member, any partner, officer, director, member or employee of such holder and any venture capital fund now or hereafter existing of which the holder is a partner or member which is controlled by or under common control with one or more general partners of such holder or shares the same management company with such holder.

(B)                          “Offered Securities” shall mean the equity or debt (but only to the extent that such debt is for an aggregate amount of $1 million or more) securities of the Corporation set aside by the Board of Directors of the Corporation for purchase by holders of outstanding shares of Series C-1 Preferred and Series C Preferred in connection with a Qualified Financing, and offered to such holders.

(C)                          “Pro Rata Amount” shall mean, with respect to any holder of Series C Preferred or Series C-1 Preferred, the lesser of (i) a number (or dollar amount, in the case of debt) of Offered Securities calculated by multiplying the aggregate number (or dollar amount, in the case of debt) of Offered Securities by a fraction, the numerator of which is equal to the aggregate number of shares of Series C Preferred and Series C-1 Preferred owned by such holder, and the denominator of which is equal to the aggregate number of outstanding shares of Series C Preferred and Series C-1 Preferred, or (ii) the maximum number of Offered Securities that such holder is permitted by the Corporation to purchase in such Qualified Financing, after giving effect to any cutbacks or limitations established by the Board of Directors and applied on a pro rata basis to all holders of Series C Preferred and Series C-1 Preferred.

(D)                               “Qualified Financing” shall mean any transaction (other than the transactions contemplated by the Series C-1 Purchase Agreement) involving the issuance or sale of Offered Securities pursuant to either (x) a convertible debt financing for an aggregate principal amount of $1 million or more, or (y) an equity financing pursuant to which the Offered Securities are offered at a price per share at or below the Series C-1 Conversion Price then in effect; unless in the case of (x) or (y) above, the holders of at least eighty percent (80%) of the Series C-1 Preferred and Series C Preferred (voting together as a single class) elect, by written notice sent to the Corporation at least 10 days prior to the consummation of the Qualified Financing, that such transaction not be treated as a Qualified Financing for purposes of this Section B.3(1).

(iv)                             Exclusion and Expiration of Special Mandatory Conversion. The provisions of this Section B.3(1) shall expire and be of no further force or effect from and after the time that the Corporation has raised an aggregate $18 million through issuances or sales of its securities (not including and in addition to any amounts raised prior to May 20, 2011 or pursuant to that certain Series C-1 Purchase Agreement). For the avoidance of doubt, no holder of Series C-1 Preferred or Series C Preferred shall have its shares of Preferred Stock converted into shares of Common Stock pursuant to this Section B.3(1) after such time as it has purchased in one or more transactions, its pro rata portion of $18 million of securities sold by the Company (not including and in addition to any amounts raised prior to May 20, 2011 or pursuant to that certain Series C-1 Purchase Agreement).

4.                                      Voting.

(a)                                      Generally. Except as otherwise expressly provided herein or as required by law, the holders of the Preferred Stock and Common Stock shall vote together and not as separate classes.

(b)                                      Preferred Stock. Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock held by such holder could then be converted. The holders of the Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation. Fractional votes shall not, however, be permitted, and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Preferred Stock held by each holder could be converted) shall be disregarded.

(c)                                       Election of Directors. So long as at least the Minimum Amount (as defined below) of Series A Preferred and Series B Preferred remain outstanding, the holders of the Series A Preferred and Series B Preferred, voting together as a single class, shall be entitled to elect three (3) directors (the “Junior Preferred Directors,”). The term “Minimum Amount” shall mean 12,866,666 shares of Series A Preferred and Series B Preferred in aggregate (as adjusted for stock dividends, stock splits and other subdivisions and combinations of, and recapitalizations and like occurrences with respect to the Series A Preferred and Series B Preferred, as applicable). The holders of the Series C-1 Preferred and Series C Preferred, voting together as a single class, shall be entitled to elect two (2) directors (the “Series C Directors,” and together with the Junior Preferred Directors, the “Preferred Directors”). The holders of the

Common Stock and the Preferred Stock, voting together as a single class on an as-converted basis, shall be entitled to elect all other directors of the Corporation, one of whom shall always be the then serving Chief Executive Officer of the Corporation. Any vacancies on the Board of Directors shall be filled by vote of the holders of the class or classes that elected the director whose absence created such vacancy. Notwithstanding the foregoing if at any time (i) there is a vacancy in any directorship to be held by a Preferred Director (each, a “Preferred Director Vacancy”), and (ii) following receipt of written notice at least thirty (30) days prior to the Proposed Director Vacancy Election Date (as described below) by the holders of the Series A Preferred and Series B Preferred or Series C-1 Preferred and Series C Preferred, as applicable, entitled to designate a Junior Preferred Director or Series C Director, as applicable, from any officer of the Corporation that the applicable holders fill the Preferred Director Vacancy pursuant to the immediately preceding sentence within thirty (30) days of the date of the notice (the “Proposed Director Vacancy Election Date”), then any Preferred Director Vacancy not so filled may be filled by a majority of the directors then in office, although less than a quorum, if applicable, or by the sole remaining director, or, if at such time, there are no directors then in office, by a vote or written consent of the holders of a majority of the voting power of the Common Stock, voting as a separate class; provided, however, that any director elected to fill a Preferred Director Vacancy pursuant to this Section B.4(c) may be replaced at any time by vote of the holders of the class or classes entitled to elected the director whose absence created such vacancy.

5.                                      Amendments and Changes.

(a)                                      Approval by Junior Preferred. Notwithstanding Section B.4 above, the Corporation shall not directly or indirectly by merger, reclassification or otherwise without first obtaining the approval (by vote or written consent as provided by law) of the holders of at least a majority of the affected series of Junior Preferred then outstanding (but not any series of Junior Preferred not so affected), voting together as a separate class: (i) increase or decrease the aggregate number of authorized shares of a particular series of Junior Preferred; (ii) increase or decrease the par value of the shares of a particular series of Junior Preferred; or (iii) alter or change the powers, preferences, or special rights of a particular series of Junior Preferred so as to adversely affect them in a manner that is disproportionately unfavorable as compared to the other series of Preferred Stock so affected (it being understood that, without limiting the foregoing, the different issue prices or absolute aggregate liquidation preference amounts of the various series of Preferred Stock shall not be considered when determining whether a particular series of Preferred Stock has been adversely affected in a different or disproportionate manner from other series of Preferred Stock; and further that in no instance shall the authorization, creation or issuance of any class or series of securities or stock which is senior to or on a parity with any particular series of Junior Preferred Stock with respect to the payment of dividends, redemptions or distributions upon Liquidation or otherwise (including, without limitation, the authorization and issuance of additional shares of Series C-1 Preferred or Series C Preferred) be deemed to adversely affect such series of Junior Preferred Stock).

(b)                                      Approval by Series C-1 Preferred and Series C Preferred.  Notwithstanding Section B.4 above, the Corporation shall not directly or indirectly by merger, reclassification or otherwise without first obtaining the approval (by vote or written consent as provided by law) of the holders of at least fifty three percent (53%) of the then outstanding Series C-1 Preferred and Series C Preferred, voting together as a single class:

(i)                                    alter or change the rights, preferences, privileges or restrictions of the Series C-1 Preferred and/or Series C Preferred or increase or decrease the aggregate number of authorized shares of Series C-1 Preferred and/or Series C Preferred;

(ii)                                create or issue (directly or indirectly, by reclassification, conversion or otherwise) any new class or series of capital stock having rights, preferences or privileges which are senior to, or pari passu with, the rights of the Series C-1 Preferred and/or Series C Preferred;

(iii)                            consummate any Liquidation;

(iv)                             create or authorize the creation of any new debt security other than (1) equipment leases or (2) bank lines of credit not exceeding $1,000,000 in the aggregate and approved by the Board of Directors, including at least one Series C Director;

(v)                                 redeem or repurchase shares of the Corporation’s stock except in connection with (1) the repurchase, at a per share price equal to the lower of cost or the then current fair market value, of shares of Common Stock issued to or held by officers, employees, consultants or directors of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase or (2) repurchase Common Stock pursuant to rights of first refusal contracts providing for such right;

(vi)                             amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation, each as may be amended from time to time;

(vii)                         pay or declare a dividend on any shares of the Corporation’s capital stock other than a stock dividend on the Common Stock payable in shares of Common Stock; or

(viii)                     increase or decrease the authorized number of directors of the Corporation or change the composition of the Board of Directors of the Corporation.

(c)                                       Additional Approvals by Series C-1 Preferred Investors. In addition to the other approvals and consents required by this Section B.5, the Corporation shall not directly or indirectly by merger, reclassification or otherwise without first obtaining the approval (by vote or written consent as provided by law) of the holders of at least a majority of the then outstanding Series C-1 Preferred, voting together as a separate class:

(i)                                    alter or amend Section B.3(h)(ii) prior to the Series C-1 Special Anti-dilution Adjustment Termination Time; or

(ii)                                alter or change the powers, preferences or special rights of the Series C-1 Preferred so as to adversely affect them in a manner that is disproportionately unfavorable as compared with the Series C Preferred (it being understood that, without limiting the foregoing, (x) the different issue price or absolute aggregate liquidation preference amount of the Series C-1 Preferred shall not be considered when determining whether the Series C-1 Preferred Stock has been adversely affected in a different or disproportionate manner from the Series C Preferred; and (y) in no instance shall the authorization, creation or issuance of any class or series of securities or stock which is senior to or on a parity with the Series C-1 Preferred with respect to the payment of dividends, redemptions or distributions upon Liquidation or otherwise be deemed to adversely affect such Series C-1 Preferred so long as such class or series is similarly senior to or on parity with the Series C Preferred).

(d)           Additional Approvals by Major Junior Preferred Investors. In addition to the other approvals and consents required by this Section B.5, for so long as (i) HealthCare Ventures VII, L.P. or its Affiliates (as defined in Section B.3(1)(iii)) hold any shares of Series C Preferred, (ii) Novitas Capital III, L.P. or its Affiliates hold any shares of Series C Preferred, (iii) Quaker Bioventures, L.P. or its Affiliates hold any shares of Series C Preferred, (iv) Latterell Venture Partners III, L.P. or its Affiliates hold any shares of Series C Preferred, or (v) Vertical Fund I, L.P. or its Affiliates hold any shares of Series C Preferred, (collectively, the “Major Junior Preferred Investors”) the Corporation shall not directly or indirectly by merger, reclassification or otherwise alter or amend Section B.3(1) without first obtaining the approval by written consent of at least one (1) Major Junior Preferred Investor then holding shares of Series C Preferred; provided, however, that no such approval pursuant to this Section B.5(d) shall be required (x) if no Major Junior Preferred Investor holds any shares of Series C Preferred, or (y) if the Corporation has raised in the aggregate $18 million through issuances or sales of its securities in any transaction (other than transactions effected prior to May 20, 2011 or the transactions specifically contemplated by that certain Series C-1 Purchase Agreement) and the provisions of Section B.3(1) have expired as a result and are no longer of force or effect.

6.             Redemption. The Preferred Stock is not redeemable at the election of the holder thereof.

C.            Common Stock. Except as otherwise provided by law or this Restated Certificate of Incorporation, the Common Stock shall have terms and provisions as follows:

1.             Relative Rights of Preferred Stock and Common Stock.  Notwithstanding anything in this Section C to the contrary, the voting, dividend, and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth in this Certificate of Incorporation.

2.             Voting Rights.  Except as otherwise required by law or this Certificate of Incorporation and in addition to the rights provided in Section B.4(c) hereof with respect to the election of directors, each holder of Common Stock shall have one vote in respect of each share of stock held by him of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, as permitted by the provisions of Section 242(b)(2) of the Delaware Corporate Law.

3.             Dividends. The holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.

4.             Redemption. The Common Stock is not redeemable at the election of the holder thereof.

5.             Dissolution, Liquidation or Winding Up.  In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, holders of Common Stock shall be entitled, unless otherwise provided by law or this Certificate of Incorporation, to receive all of the assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

D.            Notices. Any notice required by the provisions of this Article FOURTH to be given to the holders of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, if deposited with a nationally recognized overnight courier, or if personally delivered, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation.

FIFTH

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

A.            The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

B.            Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

C.            The books of the Corporation may be kept at such place within or without the State of Delaware as the bylaws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

SIXTH

A.            To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Delaware General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article SIXTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

B.            Any amendment, repeal or modification of the foregoing provisions of this Article SIXTH, or the adoption of any provision in a further amended or restated certificate of incorporation of the Corporation inconsistent with this Article SIXTH, by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal, modification or adoption.

SEVENTH

Subject to any additional vote required by the Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation. At each meeting of the Corporation’s Board of Directors, in the event that the number of votes cast in favor of a measure equals the number of votes cast against a measure (a “Contested Vote”), the director then serving as Chairman of the Board shall have two (2) votes as a director with respect to the Contested Vote only. For the avoidance of doubt, under no circumstance shall any director have more than one (1) vote as a director at any meeting or action by written consent of the Corporation’s Board of Directors except in connection with a Contested Vote as described in, this Article.

EIGHTH

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

NINTH

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

Any amendment, repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

TENTH

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation. The provisions of this Article TENTH in no way limit any applicable duties of the Covered Persons with respect to the protection of any proprietary information of the Corporation and any of its subsidiaries, including any applicable duty to not disclose or use such proprietary information improperly and, except as expressly set forth herein with respect to business opportunities, in no way limit any fiduciary or other duty of any Covered Person. Nothing in this Article TENTH shall in any way expand any fiduciary or other duty of any Covered Person beyond such duties as may be imposed under Delaware law.

ELEVENTH

The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.

State of Delaware Secretary of State Division of Corporations Delivered 09:06 AM 11/29/2012 FILED 09:06 AM 11/29/2012 SRV 121272692 - 3705942 FILE

TETRALOGIC PHARMACEUTICALS CORPORATION

CERTIFICATE OF AMENDMENT

OF

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

TetraLogic Pharmaceuticals Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That the board of directors of the Corporation duly adopted resolutions declaring advisable the following amendments to the Fourth Amended and Restated Certificate of Incorporation of the Corporation and submitted the same to the stockholders of the Corporation for approval. The resolutions setting forth the amendments are as follows:

RESOLVED, that Section A of Article FOURTH be amended in its entirety and replaced in its entirety with the following:

“A.          Authorized Capital. The total number of shares of stock that the Corporation shall have authority to issue is 426,094,831 consisting of 237,901,724 shares of Common Stock, $0.0001 par value per share (the “Common Stock”), and 188,193,107 shares of Preferred Stock, $0.0001 par value per share (the “Preferred Stock”). The Preferred Stock may be issued in one or more series. The first series shall consist of 8,000,000 shares and is designated the Series A Convertible Preferred Stock (the “Series A Preferred”); the second series shall consist of 33,703,699 shares and is designated the Series B Convertible Preferred Stock (the “Series B Preferred,” and together with the Series A Preferred, the “Junior Preferred”); and the third series shall consist of 133,212,722 shares and is designated the Series C Convertible Preferred Stock (the “Series C Preferred”); and the fourth series shall consist of 13,276,686 shares and is designated the Series C-l Convertible Preferred Stock (the “Series C-1 Preferred”).”

; and be it further

RESOLVED, that subsection 3(h)(iv)(A) of Section B of Article FOURTH be amended in its entirety and replaced in its entirety with the following:

“(A)        The issuance of up to 35,315,057 shares (subject to appropriate and proportionate adjustment for stock dividends, stock splits and other subdivisions and combinations of, and recapitalizations and like occurrences with respect to, the Common Stock, the “Maximum Number”) of, or options to purchase shares of, Common Stock to employees, consultants, officers or directors pursuant to any arrangement approved by the Board of Directors (and the Common Stock issued upon the exercise of such options), which includes options to purchase an aggregate of 8,101,692 shares of Common Stock that have been granted as of the Closing, as defined in the Series C-1 Purchase Agreement; provided, that any options to purchase Common Stock that expires or terminates unexercised and any shares of Common Stock which are forfeited or repurchased by the Corporation shall not count towards the Maximum Number.”

; and be it further

RESOLVED, that subsection 3(h)(iv) of Section B of Article FOURTH be amended by adding the following new subsections 3(h)(iv)(G) and 3(h)(iv)(H) immediately following subsection 3(h)(iv)(F) and reordering such subsection 3(h)(iv) accordingly:

“(G)        The Convertible Securities issued pursuant to that certain Note and Warrant Purchase Agreement among the Company and the other parties named therein dated as of November 29, 2012, the shares of Series C Preferred issued upon the conversion or exercise, as applicable, of such Convertible Securities, and the shares of Common Stock issued upon conversion of such shares of Series C Preferred; and

(H)          The issuance of any securities with respect to which the provisions of paragraphs (i) and (ii) above have been waived in writing by the holders of at least fifty three percent (53%) of the then outstanding Series C-l Preferred and Series C Preferred, voting together as a single class.”

SECOND: That the foregoing amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”) and were approved by the stockholders of the Corporation by written consent in accordance with Section 228 of the DGCL.

IN WITNESS WHEREOF, this Certificate of Amendment of Fourth Amended and Restated Certificate of Incorporation of TetraLogic Pharmaceuticals Corporation has been signed this 29th day of November, 2012.

TETRALOGIC PHARMACEUTICALS CORPORATION

By:	/s/ John M. Gill
John M. Gill Chief Executive Officer